Exhibit 10.3
LCA-VISION INC.
2001 LONG-TERM STOCK INCENTIVE PLAN
DIRECTORS’ NON-QUALIFIED STOCK OPTION AWARD AND AGREEMENT
GRANT: LCA-Vision Inc., a Delaware corporation (“Company”), hereby awards you (the “Optionee” named below) a Non-Qualified Stock Option (“Option”) under the 2001 Stock Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock, par value $.001 per share (“Shares”), at the Option Price, set forth below, subject to the following terms and conditions:
Optionee                     No. of Shares:                     Option Date:                     Grant Date:
Unless otherwise provided in this Agreement, capitalized terms have the meanings specified in the Plan.
VESTING: This Option vests between the Grant Date and second anniversary of the Grant Date, with 50% of the total number of Shares vesting (becoming exercisable) on            [month and day of award] in each of 20___ and 20___ [the first and second anniversaries of the Grant Date] or, if earlier, upon a Change of Control of the Company; provided that this Option has been outstanding for at least six months and you have served continuously as a director of the Company through the applicable vesting date. If your service as a director terminates because of your death or incapacity, all Shares covered by this Option will vest on the termination of your service.
TERM: This Option expires 5 years from the Grant Date set forth above. If your service as a director terminates prior to the expiration date, this Option will be subject to earlier expiration as specified in the Plan.
EXERCISE: In order to exercise this Option, you must deliver to the Company a written notice indicating the number of Shares being exercised, accompanied by full payment of the Option Price. You must exercise this Option for at least 100 shares, unless the total number of vested Shares covered by this Option is less than 100, in which case you must exercise this Option for all then-vested Options. You may pay the Option Price in cash or in shares of Common Stock owned by you for at least six months prior to the exercise. You will have no rights as a stockholder with respect to the Shares before exercise of this Option and delivery to you of a certificate evidencing those Shares.
TAXES: You must pay all applicable U.S. federal, state and local taxes resulting from the issuance of Shares upon exercise of this Option. The Company has the right to withhold all applicable taxes due upon the exercise of this Option (by deduction from director’s fees or otherwise) from the proceeds of such exercise or from future director’s fees or any other payments.
CONDITIONS: This Option is governed by and subject to the terms and conditions of the Plan, which contains important provisions of this award and forms a part of this Agreement. A copy of the Plan is being provided to you, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provisions of the Plan will apply. Your rights and obligations under this Agreement are also governed by and are subject to applicable U.S. laws.
ACKNOWLEDGEMENT: To acknowledge receipt of this award, please sign and return one copy of this Agreement to                                                             .

LCA-VISION INC.	Complete Grantee Information below:

By:

Name:	Home Address (including country):

Title:

Date Agreed To:

U.S. Social Security Number (if applicable)